                                                                    Exhibit 99.2



                         SIMULA, INC.

                INDEX TO FINANCIAL STATEMENTS



Independent Auditors' Report.........................................................................F-2

Consolidated Balance Sheets as of December 31, 2002 and 2001.........................................F-3

Consolidated  Statements of  Operations  for each of the three years ended December 31, 2002.........F-4

Consolidated Statements of Shareholders' Deficit and Comprehensive Loss
        for each of the three years ended December 31, 2002..........................................F-5

Consolidated  Statements  of Cash  Flows for each of the three years ended December 31, 2002...F-6 - F-7

Notes to Consolidated Financial Statements....................................................F-8 - F-25

Interim Unaudited Consolidated Financial Statements Consolidated Unaudited Balance Sheets
        as of September 30, 2003 and December 31, 2002..............................................F-26

Consolidated Unaudited Statements of Operations for the Three Month and Nine Month Periods
        Ended September 30, 2003 and 2002 ..........................................................F-27

Consolidated Unaudited Statement of Shareholders' Deficit for the Nine Month Period
        Ended September 30, 2003 ...................................................................F-28

Consolidated Unaudited Statements of Cash Flows for the Nine Month Periods
        Ended September 30, 2003 and 2002 ..........................................................F-29

Notes to Interim Unaudited Consolidated Financial Statements ................................F-30 - F-35



                          INDEPENDENT AUDITORS' REPORT



Directors and Shareholders
Simula, Inc. and Subsidiaries
Phoenix, Arizona

We have audited the accompanying consolidated balance sheets of Simula, Inc. and subsidiaries (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' deficit and comprehensive loss, and cash flows for each of the three years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Simula, Inc. and subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the uncertainty relating to the Company's ability to refinance certain of its debt raises substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Deloitte & Touche LLP

March 21, 2003, except for Notes 7 and 8, as to which dates are March 25, 2003 and April 9, 2003
Phoenix, Arizona

SIMULA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2002 AND 2001
----------------------------------------------------------------------------------------------------
                                                                             2002            2001
                                                                        ------------    ------------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents                                             $    212,053    $    362,319
  Contract and trade receivables - Net (including costs and estimated earnings in excess of billings of $14,216,255 and $10,620,110,
      respectively)                                                       27,381,930      26,441,295
  Inventories                                                              5,767,604       7,384,222
  Deferred income taxes                                                         --         2,596,000
  Prepaid expenses and other                                               1,704,873         915,547
                                                                        ------------    ------------
     Total current assets                                                 35,066,460      37,699,383
PROPERTY, EQUIPMENT, and LEASEHOLD IMPROVEMENTS -Net                      11,773,247      10,545,449
DEFERRED INCOME TAXES                                                           --        34,985,000
DEFERRED FINANCING COSTS                                                   2,419,054       4,059,630
INTANGIBLES - Net                                                          3,534,478       3,333,896
OTHER ASSETS                                                               2,086,245       2,029,933
                                                                        ------------    ------------
TOTAL                                                                   $ 54,879,484    $ 92,653,291
                                                                        ============    ============

LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES
  Revolving line of credit                                              $ 11,283,393    $ 11,488,639
  Trade accounts payable                                                   6,170,585       6,972,576
  Other accrued liabilities                                                9,247,644       8,394,234
  Deferred revenue                                                           898,503       1,540,247
  Accrued restructuring costs                                              1,140,444       1,313,931
  Liabilities of discontinued operations                                      20,672            --
  Advances on contracts                                                      940,752       2,049,645
  Current portion of long-term debt                                       29,995,905         993,682
                                                                        ------------    ------------
     Total current liabilities                                            59,697,898      32,752,954
DEFERRED REVENUE                                                             489,582       1,367,002
DEFERRED LEASE COST                                                          807,156         400,914
LONG-TERM DEBT - Less current portion                                     32,313,087      60,772,414
                                                                        ------------    ------------
     Total liabilities                                                    93,307,723      95,293,284
                                                                        ------------    ------------
SHAREHOLDERS' DEFICIT
  Preferred stock, $.05 par value- authorized 50,000,000 shares;
     none outstanding
  Common stock, $.01 par value- authorized 50,000,000 shares;
     issued 13,014,395 and 12,892,858 respectively                           130,144         128,929
  Additional paid-in-capital                                              62,715,713      62,412,546
  Accumulated deficit                                                    (97,412,584)    (63,377,118)
  Accumulated other comprehensive loss                                    (3,861,512)     (1,804,350)
                                                                        ------------    ------------
     Total shareholders' deficit                                         (38,428,239)     (2,639,993)
                                                                        ------------    ------------
TOTAL                                                                   $ 54,879,484    $ 92,653,291
                                                                        ============    ============

                 See notes to consolidated financial statements.


SIMULA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
THREE YEARS ENDED DECEMBER 31, 2002
----------------------------------------------------------------------------------------------------------------
                                                                         2002             2001             2000
                                                               ---------------  ---------------  ---------------
Revenue                                                         $ 114,553,968    $ 106,794,159    $  97,295,471
Cost of revenue                                                    74,555,569       70,294,828       65,224,828
                                                               ---------------  ---------------  ---------------
Gross margin                                                       39,998,399       36,499,331       32,070,643
Administrative expenses                                            18,515,624       16,907,571       20,163,228
Research and development                                            5,108,172        4,775,966        4,659,875
Restructuring charges                                                 851,465          367,000          375,000
Executive severance expense                                              --            473,000        2,222,619
Write-off of long-lived assets                                        417,449             --          4,167,386
Loss on sale of assets                                                   --            543,000             --
                                                               ---------------  ---------------  ---------------
Operating income (loss)                                            15,105,689       13,432,794          482,535
Interest expense, net                                             (10,438,307)     (10,350,188)      (9,974,864)
                                                               ---------------  ---------------  ---------------
Income (loss) before income taxes, discontinued operations
    and extraordinary items                                         4,667,382        3,082,606       (9,492,329)
Income tax (expense) benefit                                      (38,355,848)      (1,933,000)       2,584,000
                                                               ---------------  ---------------  ---------------
(Loss) income before discontinued operations and
    extraordinary items                                           (33,688,466)       1,149,606       (6,908,329)
(Loss) income from discontinued operations, net of related
    income tax benefit (expense) of $303,000 and ($751,000)          (347,000)            --            879,000
Extraordinary (loss) gain on early retirement of debt, net of related income tax benefit (expense) of $1,633,000 and
    ($415,000)                                                           --         (2,182,900)       1,108,933
                                                               ---------------  ---------------  ---------------
Net loss                                                          (34,035,466)      (1,033,294)      (4,920,396)
Dividends on preferred stock                                             --               --          1,082,802
                                                               ---------------  ---------------  ---------------
Net loss attributable to common shareholders                    $ (34,035,466)   $  (1,033,294)   $  (6,003,198)
                                                               ===============  ===============  ===============
(Loss) income per common share - basic:
(Loss) income before discontinued operations and
     extraordinary item                                         $       (2.61)   $        0.09    $       (0.70)
(Loss) income from discontinued operations                              (0.03)            --               0.08
Extraordinary (loss) gain on early extinguishment of debt                --              (0.18)            0.10
                                                               ---------------  ---------------  ---------------
Net loss                                                        $       (2.64)   $       (0.09)   $       (0.52)
                                                               ===============  ===============  ===============
(Loss) income per common share - diluted:
(Loss) income before discontinued operations and
      extraordinary item                                        $       (2.61)   $        0.09    $       (0.70)
(Loss) income from discontinued operations                              (0.03)            --               0.08
Extraordinary (loss) gain on early extinguishment of debt                --              (0.17)            0.10
                                                               ---------------  ---------------  ---------------
Net loss                                                        $       (2.64)   $       (0.08)   $       (0.52)
                                                               ===============  ===============  ===============

                 See notes to consolidated financial statements.


SIMULA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT AND COMPREHENSIVE LOSS
THREE YEARS ENDED DECEMBER 31, 2002
------------------------------------------------------------------------------------------------------------------------------------

                                                                                        Accumulated
                                     Common Stock        Additional                        Other          Total
                              ------------------------
                                                          Paid-in       Accumulated    Comprehensive   Shareholders'   Comprehensive
                                  Shares     Amount       Capital         Deficit          Loss           Deficit          Loss
                              ------------ ----------- -------------- --------------- --------------- --------------- --------------
Balance, January 1, 2000       11,103,827  $ 111,038   $ 59,987,309    $(56,340,626)   $   (382,815)    $  3,374,906
Net loss                                                                 (4,920,396)                      (4,920,396)  $ (4,920,396)
Issuance of common shares         180,584      1,806        323,151                                          324,957
Conversion of redeemable
  convertible Series A
  Preferred Stock and accrued
   dividends thereon              905,600      9,056      1,298,095                                        1,307,151
Preferred Stock dividends                                                (1,082,802)                      (1,082,802)
Minimum pension liability
  adjustment                                                                                (94,969)         (94,969)       (94,969)
Stock option compensation                                   129,726                                          129,726
Warrants repriced                                           407,000                                          407,000
Tax benefit from employee
  stock option plans                                          4,000                                            4,000
Currency translation
  adjustment                                                                               (110,609)        (110,609)      (110,609)
                              ------------ ----------- -------------- --------------- ---------------- --------------- -------------
Balance, December 31, 2000     12,190,011    121,900     62,149,281     (62,343,824)       (588,393)        (661,036)  $ (5,125,974)
                                                                                                                       =============
Net loss                                                                 (1,033,294)                      (1,033,294)  $ (1,033,294)
Issuance of common shares,
  net of expenses of $12,000      702,847      7,029        202,865                                          209,894
Minimum pension liability
  adjustment                                                                             (1,215,411)      (1,215,411)    (1,215,411)
Stock option compensation                                    79,400                                           79,400
Repurchase stock options                                    (19,000)                                         (19,000)
Currency translation
  adjustment                                                                                   (546)            (546)          (546)
                              ------------ ----------- -------------- --------------- ---------------- --------------- -------------
Balance, December 31, 2001     12,892,858    128,929     62,412,546     (63,377,118)     (1,804,350)      (2,639,993)  $ (2,249,251)
                                                                                                                       =============
Net loss                                                                (34,035,466)                     (34,035,466)  $(34,035,466)
Issuance of common shares         121,537      1,215        303,167                                          304,382
Minimum pension liability
  adjustment                                                                             (1,438,444)      (1,438,444)    (1,438,444)
Gain (loss) on cash flow
  hedge                                                                                     (11,605)         (11,605)       (11,605)
Currency translation
  adjustment                                                                               (607,113)        (607,113)      (607,113)
                              ------------ ----------- -------------- --------------- ---------------- --------------- -------------
Balance, December 31, 2002     13,014,395   $ 130,144  $ 62,715,713    $(97,412,584)   $ (3,861,512)    $(38,428,239)  $(36,092,628)
                              ============ =========== ============== =============== ================ =============== =============


                 See notes to consolidated financial statements.


SIMULA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOW
THREE YEARS ENDED DECEMBER 31, 2002
--------------------------------------------------------------------------------------------------------------------------
                                                                                 2002            2001            2000
                                                                            -------------   -------------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                  $(34,035,466)   $ (1,033,294)   $ (4,920,396)
  Adjustment to reconcile net loss to net cash from operating activities:
    Depreciation and amortization                                              4,424,334       4,403,870       5,605,714
    Deferred income taxes                                                     37,581,000           2,000      (1,524,000)
    Loss (gain) on disposal of discontinued operations                           650,000            --        (1,630,000)
    Currency translation adjustment                                             (607,113)           (546)       (110,609)
    Restructuring charge                                                         851,465         367,000         375,000
    Recovery of bad debts                                                       (132,934)           --              --
    Write-down of fixed assets and intangibles                                   417,449            --         3,981,615
    Loss (gain) on early extinguishment of debt                                     --         3,815,900      (1,523,933)
    Non-cash equity compensation                                                 149,886          79,400         129,727
    Capitalized interest                                                       1,535,096         365,246         463,952
    Loss on disposal of assets                                                   104,182         543,000            --
  Changes in net assets and liabilities:
    Contract and trade receivables - net of advances                          (1,916,594)     (1,247,983)     (1,257,718)
    Inventories                                                                1,616,618      (2,001,081)      1,613,431
    Prepaid expenses and other                                                  (789,326)       (183,159)        (10,525)
    Other assets                                                                 (56,312)     (1,122,396)       (552,105)
    Trade accounts payable                                                      (801,991)      1,174,121        (138,580)
    Other accrued liabilities                                                   (587,322)     (3,540,121)        408,467
    Deferred revenue                                                          (1,519,164)     (2,011,695)      2,632,271
    Deferred lease costs                                                         406,242         257,915         142,999
    Restructuring reserve                                                     (1,024,952)       (913,672)           --
    Liabilities of discontinued operations                                      (629,328)           --              --
    Net assets held for sale                                                        --              --          (637,648)
                                                                            -------------   -------------   --------------
          Net cash provided by (used in) operating activities                  5,635,770      (1,045,495)      3,047,662
                                                                            -------------   -------------   --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property and equipment                                        (3,714,952)     (4,477,977)     (1,231,275)
    Costs incurred to obtain intangibles                                      (1,028,134)     (1,237,409)     (1,009,338)
    Proceeds from sale of property, equipment, and intangibles                      --           861,848      12,326,521
                                                                            -------------   -------------   --------------
          Net cash (used in) provided by investing activities                 (4,743,086)     (4,853,538)     10,085,908
                                                                            -------------   -------------   --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net borrowings (repayments) under line of credit                            (205,246)      6,159,210      (7,422,166)
    New borrowings -  net of expenses                                               --        22,515,546            --
    Repayments under other debt arrangements                                    (992,200)    (23,350,376)     (9,430,717)
    Issuance of common shares - net of expenses                                  154,496         209,894         324,957
    Preferred stock dividends                                                       --              --        (1,082,802)
    Repurchased stock options                                                       --           (19,000)           --
                                                                            -------------   -------------   --------------
          Net cash (used in) provided by financing activities                 (1,042,950)      5,515,274     (17,610,728)
                                                                            -------------   -------------   --------------
NET DECREASE IN CASH                                                            (150,266)       (383,759)     (4,477,158)
CASH AT BEGINNING OF PERIOD                                                      362,319         746,078       5,223,236
                                                                            -------------   -------------   --------------
CASH AT END OF PERIOD                                                       $    212,053    $    362,319    $    746,078
                                                                            =============   =============   ==============
                                  (Continued)


                 See notes to consolidated financial statements.

SIMULA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
THREE YEARS ENDED DECEMBER 31, 2002
------------------------------------------------------------------------------------------------------------------------
                                                                                      2002         2001         2000
                                                                                 ------------- ------------ ------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
    INFORMATION:
Interest paid                                                                      $6,823,953   $8,004,117   $7,541,143
                                                                                 ============= ============ ============
Taxes paid                                                                         $  484,254   $  140,827   $   45,002
                                                                                 ============= ============ ============

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
    AND FINANCING ACTIVITIES:
Tax benefits from employee stock plans                                             $        -   $        -   $    4,000
                                                                                 ============= ============ ============

In 2001, 608,734 shares of common stock were issued in exchange for an outstanding stock warrant for 850,000 shares of common stock with an exercise price of $1.625.
In 2000, a note payable in the amount of $800,000 was executed in Exchange for the termination of our facility operating lease related to the airliner seat operation which was disposed of in January 2000.
In 2000, a note payable was executed for the remaining balance of Purchased intellectual property in the amount of $950,000.
In  2000, $1,301,756 of Series A Preferred Stock plus accrued Dividends of
    $5,375 were exchanged for 905,600 shares of Common stock.


                 See notes to consolidated financial statements.

SIMULA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS ENDED DECEMBER 31, 2002
--------------------------------------------------------------------------------

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     THE COMPANY -- Simula is a world-recognized safety technology company and supplier of human safety and survival systems. We provide high-technology products and services to all branches of the United States military, major aerospace and defense prime contractors, international military forces, and consumer markets. We have served the defense industry for almost 30 years. We are a provider of military helicopter seating systems, aircraft and land vehicle armor systems, protective equipment for military personnel, safety systems and devices utilized in the automotive industry, and other technologies used in commercial markets to protect humans in a variety of life-threatening or catastrophic situations.

     BASIS OF PRESENTATION -- The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments relating to recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

     Current maturities of our debt as of December 31, 2002 are $41.3 million and primarily consists of $11.3 million with our revolving line of credit ("RLC") due September 30, 2003, $3.2 million with our Senior Subordinated Notes due September 30, 2003 and $26.6 million for our Senior Secured Note due December 31, 2003. In order to meet future quarterly covenants and long-term debt maturities we will need asset sales proceeds or recapitalization transactions.

     Throughout 2002, Simula was exploring its strategic options to address its leverage issues including sale of assets or refinancing of the Company. In December 2002, Company management added the sale or merger of the entire Company as a potential strategy for dealing with the upcoming debt maturities in 2003. We have retained investments bankers, structured a process, completed preliminary steps, and have received considerable interest in pursuing a transaction. In the event that the Company is successful in completing a sale, merger or refinancing, the term of the new structure or financing would allow the Company to refinance or repay the current debt. Because Simula's ability to achieve the potential transactions cannot be assured the impact on liquidity raises substantial doubt about the ability to continue as a going concern.

     For the year ended December 31, 2002, Simula incurred a net loss of $34.0 million. This loss is due to the additional valuation allowance of $35.9 million placed on our deferred tax assets in the fourth quarter of 2002. In the event the Company cannot continue as a going concern, the deferred tax asset may not be fully usable in the future and, therefore, the full valuation allowance was recorded.

     The consolidated financial statements include the accounts of Simula, Inc. and its subsidiaries (collectively "we" and "our"). All of the subsidiaries are wholly owned. All intercompany transactions are eliminated in consolidation.

     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Described below are those generally accepted accounting principles particularly significant to us, including those selected from acceptable alternatives.

     a. Revenue - Revenues related to government contracts results principally from fixed price contracts and is recognized on the percentage-of-completion method calculated utilizing the cost-to-cost approach. The percent deemed to be complete is calculated by comparing the costs incurred to date to estimated total costs for each contract. This method is used because management considers costs incurred to be the best available measure of progress on these contracts. Adjustments to this measurement are made when management believes that costs incurred materially differ from effort expended. Contract costs include all direct material and labor costs, along with certain overhead costs related to contract production. Provisions for any estimated total contract losses on uncompleted contracts are recorded in the period in which it is determined that such losses will occur.

         Revenue derived from the sale of commercial products is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable and collectibility probable. Generally, all of these conditions are met when the company ships products to its customers. Revenue related to nonrefundable license fees that are payable at the initiation of a licensing agreement are recognized immediately in income when received or when collectibility is reasonably assured, provided that there are no future obligations or performance requirements.

         Revenue related to nonrefundable license fees that are payable at the initiation of a licensing agreement are recognized immediately in income when received or when collectibility is reasonably assured, provided that there are no future obligations or performance requirements. Nonrefundable license fees that are in essence, a prepayment of future royalties, are recognized as revenue on a straight-line basis over the term of the initial license.

     b. Concentration of Credit Risk - Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of contract and trade accounts receivable. The U.S. military comprise a significant portion of our Aerospace and Defense segment customer base. Contracts and accounts receivable from the U.S. Military at December 31, 2002 were approximately $10.6 million and at December 31, 2001 were $10.0 million. We have performed work for the U.S. military since 1975. The work performed is procured from virtually all branches of the military on numerous individual contract awards. Historically we have not experienced significant bad debts.

     c. Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     d. Foreign currency assets and liabilities are translated into United States dollars using the exchange rates in effect at the balance sheet date. The effects of exchange rate fluctuations on translation of assets and liabilities are reported as a separate component of shareholders' equity.

     e. Asset impairment - We review the carrying value of our long-lived assets and identifiable intangibles for possible impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable in accordance with the provisions of Statement of Financial Accounting Standard ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Impairment losses, if any, are recorded as a component of earnings from operations.

     f. Derivative instruments - On January 1, 2001, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards requiring us to recognize derivatives as either assets or liabilities on the balance sheet and to measure those instruments at fair value. The adoption of SFAS No. 133 did not have a material impact on our financial position or results of operations. We use derivatives to manage exposures to foreign currency fluctuations. The only type of derivative we use is foreign currency contracts. Our objective for holding these forward contracts are to decrease the potential volatility of earnings and cash flows associated with changes in foreign currency exchange rates (See
         Note 13).

     g. Stock based compensation - We have three stock-based employee compensation plans, which are described more fully in Note 10. We account for those plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. Accordingly, compensation expense in the amount of $79,400 for the year ended 2001 and $129,726 for the year ended 2000, has been recognized in relation to fully vesting option grants, which were unvested at the time of resignation of certain executive management. No other stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if we had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation", to stock-based employee compensation for the three years ended December 31, 2002:

                                                                      2002              2001              2000
                                                               ------------------ ---------------- -----------------
         Net loss - as reported                                 $   (34,035,466)   $   (1,033,294)  $   (6,003,198)
                                                               ================== ================ =================

         Deduct:  Total stock based employee compensation
                  expense determined under fair value based
                  method for all awards                              (1,288,701)         (379,176)      (2,158,191)
                                                               ------------------ ---------------- -----------------
         Net loss - pro forma                                   $   (35,324,167)   $   (1,412,470)  $   (8,161,389)
                                                               ================== ================ =================
         Loss per share - basic and diluted - as reported       $       (2.63)     $      (0.09)    $      (0.52)
                                                               ================== ================ =================
         Loss per share - basic and diluted - pro forma         $       (2.73)     $      (0.11)    $      (0.71)
                                                               ================== ================ =================

              The estimated fair value of options granted during 2002, 2001 and 2000 was $2.15, $1.26, and $2.30 respectively, per share. The fair value of each option grant is estimated on the date of grant using the Black-Scholes options pricing model and the following table illustrates the assumptions used for grants for the three years ended December 31,2002:

                                                                      2002              2001            2000
                                                               ------------------ ---------------- ---------------
         Dividend yield                                               None              None            None
         Expected volatility                                           98%               68%             74%
         Risk-free interest rate                                      3.6%              4.2%            5.5%
         Expected lives                                               3.25              3.25            3.25

     h. Inventories include raw materials not yet applied to contracts and raw materials, work-in-process and finished goods applicable to commercial products. Inventories are recorded at cost and are carried at the lower of cost or net realizable value. Amounts are relieved from inventory using the first-in first-out method.

     i. Property, equipment and leasehold improvements are stated at cost, net of accumulated depreciation and impairment write-downs pursuant to SFAS No. 144. Amortization of capital leases and leasehold improvements is calculated on a straight-line basis over the life of the asset or term of the lease, whichever is shorter. Depreciation on buildings and equipment is calculated on a straight-line basis. Listed below are the ranges of useful lives by property and equipment category:

                                                 Buildings              30 years
                                                 Equipment          3 to 7 years

     j. Intangibles are recorded at cost, net of accumulated amortization and impairment write-downs pursuant to SFAS No. 144. We acquire intangible assets in the normal course of business. Intangibles are amortized on a straight-line basis over 7 to 20 years.

     k. Deferred financing costs are amortized over the life of the related debt using the effective interest method.

     l. Research and Development - We perform internal research and development activities as well as research and development activities contracted by our customers. Research and development costs are expensed as incurred. Research and development costs of customer contracted research and development activities are included in cost of goods sold.

     m. Income taxes are accounted for under the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS 109 requires recognition of deferred tax assets and liabilities for the estimated future tax consequences of events attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the differences are expected to be recovered or settled. Net deferred tax assets are reduced through the establishment of a valuation allowance at such time as, based upon available evidence, it is more likely than not that the deferred tax assets will not be realized. At December 31, 2002, we established a full valuation allowance for all remaining deferred tax assets.

     n. (Loss) earnings per common share - SFAS No. 128, "Earnings Per Share," requires the dual presentation of basic and diluted earnings per share on the face of the income statement and the disclosure of the reconciliation between the numerators and denominators of basic and diluted earnings per share calculations. Basic earnings per share amounts, for the year ended December 31, 2002, are calculated using the weighted average outstanding shares of 12,926,967. Diluted earnings per share amounts, for the year ended December 31, 2002, does not include the effect of 227,142 weighted average outstanding shares related to stock options to purchase common stock and does not include the effect of 1,774,074 shares of common stock to be issued upon conversion of the 8% Notes because the result would be anti-dilutive. Earnings per share amounts for the years ended December 31, 2001 and 2000 are calculated using weighted average outstanding shares of 12,299,996 and 11,450,810, respectively. Diluted earnings per share amounts, for the year ended December 31, 2001, include the effect of 381,893 weighted average outstanding shares related to stock options and warrants to purchase common stock and does not include the effect of 1,774,074 shares of common stock to be issued upon conversion of the 8% Notes because the result would be anti-dilutive. Options and stock warrants to purchase common stock and shares to be issued upon conversion of the 8% Notes totaling 7,134,621 for the year ended December 31, 2000 were not used for computing diluted earnings per share because the results would be anti-dilutive.

     o. New accounting pronouncements - In April 2002, the Financial Accounting Standards Board ("FASB") issued SFAS 145, "Rescission of FASB Statements No. 4, 44 and 64, amendment of FASB Statement No.13, and Technical Corrections", which, among other things, no longer allows for the classification of gains and losses from extinguishment of debt as extraordinary. We will adopt SFAS No. 145 effective January 1, 2003 and upon adoption, gains and losses on certain future debt extinguishment, if any, will be recorded in pre-tax income. In addition, the $2.2 million extraordinary loss and the $1.1 million extraordinary gain from early extinguishment of debt for the years ended December 31, 2001 and 2000, respectively, will be reclassified to income before extraordinary loss to conform to the requirements under SFAS 145.

         In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", which addresses financial accounting and reporting for costs associated with exit or disposal activities. SFAS No. 146 also nullifies Emerging Issues Task Force ("EITF") No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002, with early application encouraged. We will adopt SFAS No. 146 effective January 1, 2003 and do not anticipate that the new standard will have a material impact on our financial position or results of operations.

         In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This Interpretation addresses the disclosures to be made by a guarantor in its financial statements and its obligations under guarantees. The Interpretation also clarifies the requirements related to the recognition of a liability by the guarantor at the inception of a guarantee. Per the interpretation, initial recognition of a liability shall be applied only on a prospective basis to guarantees issued or modified after December 31, 2002. We have adopted the disclosure provisions of the interpretation as of December 31, 2002, as discussed in Note 14, concerning our guarantees on certain leases.

         In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure". This Statement amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. Specifically, SFAS No. 148 prohibits companies from utilizing the prospective method of transition, the only method offered under the original SFAS No. 123, in fiscal years beginning after December 15, 2003. However, the statement permits two additional transition methods for companies that adopt the fair value method of accounting for stock-based compensation, which include the modified prospective and retroactive restatement methods. Under the prospective method, expense is recognized for all employee awards granted, modified, or settled after the beginning of the fiscal year in which the recognition provisions are first applied. The modified prospective method recognizes stock-based employee compensation cost from the beginning of the fiscal year in which the provisions are first applied, as if the fair value method had been used to account for all employee awards granted, modified, or settled in fiscal years beginning after December 15, 1994. Under the retroactive restatement method, all periods presented are restated to reflect stock-based employee compensation cost under the fair value method for all employee awards granted, modified, or settled in fiscal years beginning after December 15, 1994. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results using a prescribed specific tabular format and requiring disclosure in the "Summary of Significant Accounting Policies" or its equivalent. We have adopted the new disclosure requirements for 2002, and are currently evaluating the impact if we were to adopt the fair value method of accounting for stock-based employee compensation under all three methods.

2.   RECEIVABLES

     Costs and estimated earnings in excess of billings on uncompleted contracts represent revenue recognized on long-term contracts in excess of billings because under the terms of the contract the amounts were not billable at the balance sheet date. Amounts receivable from the United States Government or receivable under United States Government related subcontracts will generally be billed in the following month or when the contract and all options thereunder are completed. Amounts due on other contracts are generally billed as shipments are made. It is estimated that substantially all of such amounts will be billed and collected within one year, although contract extensions may delay certain collections beyond one year.

At December 31, receivables include the following:

                                                                                               2002            2001
                                                                                         --------------  --------------
United States Government:
    Billed receivables                                                                    $  3,956,426    $  6,857,997
    Cost and estimated earnings in excess of billings                                       11,188,928       6,454,932
                                                                                         --------------  --------------
Total United States Government                                                              15,145,354      13,312,929
                                                                                         --------------  --------------
Other contracts:
    Billed receivables                                                                       1,503,283       2,341,534
    Costs and estimated earnings in excess of billings                                       3,027,327       4,165,178
                                                                                         --------------  --------------
Total other contracts                                                                        4,530,610       6,506,712
                                                                                         --------------  --------------
Other trade receivables                                                                      7,810,966       6,858,654
Less allowance for doubtful accounts                                                          (105,000)       (237,000)
                                                                                         --------------  --------------
    Contract and trade receivables - net                                                  $ 27,381,930    $ 26,441,295
                                                                                         ==============  ==============

        Activity in the allowance for doubtful accounts for the year ended December 31:

                                                                               2002            2001            2000
                                                                         --------------  --------------  --------------
Allowance for doubtful accounts beginning balance                         $   (237,000)   $   (423,000)   $   (200,000)
  Provision                                                                   (477,000)       (237,000)       (250,000)
  Usage                                                                        329,000         403,000          27,000
  Recoveries                                                                   280,000          20,000            --
                                                                         --------------  ------------------------------
Allowance for doubtful accounts ending balance                            $   (105,000)   $   (237,000)   $   (423,000)
                                                                         ==============  ==============  ==============

3.   INVENTORIES

     At December 31, inventories consisted of the following:

                                                                                         2002             2001
                                                                                   ---------------- ----------------
   Raw materials                                                                     $ 4,420,174     $ 5,330,934

   Work in progress                                                                      774,822       1,717,528

   Finished goods                                                                        844,557         357,738
   Inventory reserve                                                                    (271,949)        (21,978)
                                                                                   ---------------------------------
              Total Inventories                                                      $ 5,767,604     $ 7,384,222
                                                                                   ================ ================

4.   PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     At December 31, property, equipment and leasehold improvements consisted of the following:


                                                                                        2002              2001
                                                                                  ---------------- -----------------
   Land                                                                           $      816,888   $      816,888
   Buildings and leasehold improvements                                                4,593,765        4,585,152
   Equipment                                                                          20,508,363       17,471,592
                                                                                  ---------------- -----------------
   Total                                                                              25,919,016       22,873,632
   Less accumulated depreciation and amortization                                    (14,145,769)     (12,328,183)
                                                                                  ---------------- -----------------
            Property, equipment and leasehold improvements - net                  $   11,773,247   $   10,545,449
                                                                                  ================ =================

5.   INTANGIBLES

     In January 2002, we adopted Statement of Financial Accounting Standards
(SFAS) No. 142 "Goodwill and Other Intangible Assets." SFAS No. 142 specifies that goodwill and certain intangible assets with indefinite lives no longer be amortized but instead be subject to periodic impairment testing. Intangible assets with finite lives will continue to be amortized over their respective useful lives and will be tested for impairment in accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144, adopted January 1, 2002, supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of Accounting Principles Board (APB) Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions."

     All of our intangible assets with finite lives ranging from 15 to 20 years were principally comprised of technology patents with a total cost at December 31 as follows:

                                                                                          2002             2001
                                                                                    --------------- -----------------
   Patents and licenses                                                             $    4,194,603  $    3,695,462
   Other                                                                                   566,010         577,148
                                                                                    --------------- -----------------
   Total                                                                                 4,760,613       4,272,610
   Less accumulated amortization                                                        (1,226,135)       (938,714)
                                                                                    --------------- -----------------
            Intangibles - net                                                       $    3,534,478  $    3,333,896
                                                                                    =============== =================

Intangible asset amortization expense for the year ended December 31, 2002 and 2001 was approximately $287,000 and $259,000, respectively. Estimated amortization expense for the five succeeding fiscal years is as follows:

                                                                                    2003             $     336,000
                                                                                    2004                   336,000
                                                                                    2005                   336,000
                                                                                    2006                   336,000
                                                                                    2007                   336,000

6.   DEFERRED REVENUE

     In connection with a Settlement Agreement reached with Autoliv in September 2000, we licensed certain technologies related to our automotive airbag business. In exchange for these licenses, we received $7.0 million, of which approximately $0.7 million was applied against royalties earned and unpaid under our previous marketing and license agreement with Autoliv, $3.0 million was recognized as technology revenue in September 2000 and $3.3 million was deferred and will be recognized into revenue on a straight-line basis over three years. In addition, we received $3.0 million in prepayments to be applied to product delivered in the future. Deferred license revenue was $827,008 at December 31, 2002 and was $1,929,676 at December 31, 2001. Prepaid product was $0 at December 31, 2002 and was $377,571 at December 31, 2001.

     Other deferred revenue consists of amounts received or receivable in connection with nonrefundable license fees which are required to be recognized over the term of the underlying license agreement. Other deferred revenue as of December 31, 2002 and 2001 was $540,000 and $600,000, respectively. Other deferred revenue will be recognized in revenue on a straight-line basis over the next nine years.

7.   REVOLVING LINE OF CREDIT

     On December 31, 1999, we executed a Financing Agreement with an asset-based lender which provided for a $17,000,000 revolving line of credit ("RLC") and a $5,000,000 Senior Secured term note payable. The $5,000,000 Senior Secured term note was subsequently repaid with the proceeds received from the sale of our airline seat manufacturing operation in February 2000. The RLC accrues interest at the Chase Manhattan prime rate or LIBOR plus 2.4% based upon the rate we select, matures September 30, 2003 and renews automatically unless terminated by either party with proper notice.

     Our availability under the RLC is dependent upon the relative balances of trade accounts receivable, contract costs and estimated earnings in excess of billings and inventories and each of their relative advance percentages and advance limits. During the third quarter 2001, we amended our RLC to increase the advance rate related to contract costs and estimated earnings in excess of billings from 15% to 40% subject to a maximum advance limit of $3.5 million. This maximum advance limit was subject to a subsequent reduction of $0.5 million each quarter beginning with December 2001, until it was reduced to its original advance limit of $1.5 million in September 2002. During the first quarter 2002, we amended our RLC to increase the amount we are limited to incur in annual operating lease commitments effective for our fiscal year ending December 31, 2001. Also during the third quarter of 2002 we again modified and amended certain provisions of the RLC to increase the costs and revenues in excess of billing loan cap back to $3.5 million with scheduled reductions of $0.5 million quarterly commencing January 1, 2003. At December 31, 2002, the RLC had an outstanding balance of $11.3 million with an average interest rate of 5.25% and additional borrowing availability of $1.3 million. At December 31, 2001, the RLC had an outstanding balance of $11.5 million with an average interest rate of 5.5% and additional borrowing availability of $3.7 million.

     The Financing Agreement contains covenants that require the maintenance of certain defined financial ratios and income and limits additional borrowings and capital expenditures. On March 25, 2003, we completed an amendment for certain provisions of the RLC to increase allowable capital expenditures for the fourth quarter 2002. Additionally, due to the increase in the deferred tax asset valuation allowance previously discussed, the Company was not in compliance with the net income covenant for the fourth quarter 2002. On April 9, 2003 we received a waiver for this technical, non-monetary default. During the first quarter of 2003, Simula was in technical, non-monetary default of certain monthly covenants with its RLC. We are currently negotiating for waivers for the covenant non-compliance and anticipate successful resolution.

     The Financing Agreement may be terminated with 60-days notice prior to each anniversary date of the agreement at no additional cost. If the Financing Agreement is terminated at any other time, an early termination fee may be assessed. The Financing Agreement, as amended, provides for an early termination fee of 1.75% if terminated prior to September 30, 2002 and 1% if the early termination occurs thereafter. The Financing Agreement is secured by a lien on substantially all of our assets and is subject to a intercreditor agreement with the holder of the Senior Secured Note.

8.   LONG-TERM DEBT

     Long-term debt at December 31 consisted of the following:

                                                                                    2002             2001
                                                                              ---------------- ----------------
   Senior Secured                                                             $    26,551,535  $    25,016,439
   8% Senior Subordinated Convertible Notes                                        31,135,000       31,135,000
   9 1/2% Senior Subordinated Notes                                                 3,238,000        3,238,000

                                      F-14


   Loans payable, secured by property and equipment                                         -          778,178

   Mortgage note payable, secured by land and buildings                               939,771          970,266

   Loan payable, unsecured                                                            437,096          590,071

   Obligations under capital leases (Note 13)                                           7,590           38,142
                                                                              ---------------- ----------------
        Total                                                                      62,308,992       61,766,096
   Less current portion                                                           (29,995,905)        (993,682)
                                                                              ---------------- ----------------
   Long-term debt                                                              $   32,313,087   $   60,772,414
                                                                              ================ ================


     On September 26, 2001, we completed a financing with an accredited investor of $25,000,000 in a Senior Secured Note due December 31, 2003. The financing allowed us to repay the lender under our previous Term Notes for which we had been in non-monetary default since December 31, 2000. In connection with the repayment of this debt, an extraordinary loss on early extinguishment of debt of $2,182,900, net of an income tax benefit of $1,633,000, has been recorded. The pre-tax extraordinary loss of $3,815,900 included pre-payment penalties and interest charges of $1,361,590 and unamortized deferred finance fees and loan discounts totaling $2,454,310.

     The $25,000,000 Senior Secured Note accrues interest payable quarterly at 12.5% and accrues principal in kind ("PIK") interest at 6%, which at our option may be paid quarterly, provided we are in compliance with certain covenants, or capitalized into the note balance. The PIK rate may also be reduced as our leverage ratio is reduced. The PIK rate was 6% throughout 2002. At December 31, 2002, due to addition of PIK each quarter, the balance of the note was $26,551,535. The Senior Secured Note contains covenants that require the maintenance of certain defined financial ratios and limits additional borrowings and capital expenditures. In addition to other remedies, the Senior Secured Note provides for a fee of $1,000,000 if we are unable to meet our debt leverage ratio requirement as of June 30, 2003. On March 25, 2003, we completed an amendment for certain provisions of the Senior Secured Note to increase allowed capital expenditures for the fourth quarter 2002. The Senior Secured Note is secured by a lien on substantially all of our assets and is subject to a intercreditor agreement with our asset based lender under the RLC.

     In 1997, we completed a public offering of $34.5 million of 8% Senior Subordinated Convertible Notes (the "8% Notes"). The 8% Notes are due May 1, 2004 and bear interest at 8% per annum, payable semi-annually. The 8% Notes are convertible into shares of our common stock at a price of $17.55 per share of common stock. The 8% Notes may be redeemed at our option in whole or in part on a pro rata basis, on and after May 1, 1999, at certain specified redemption prices plus accrued interest payable to the redemption date. In August, September and October 2000, we repurchased in the open market 8% Notes totaling $3,365,000 at an average discount of 45%, resulting in a pre-tax gain on early extinguishment of debt net of transaction costs of $1,523,933.

     In 1998, we completed a private placement to accredited investors of $3,238,000 of our 9 1/2% Senior Subordinated Notes (the "9 1/2% Notes") and received proceeds of $1,025,000 and exchanged $2,213,000 of our 12% Notes. The 9 1/2% Notes are due on September 30, 2003 and bear interest at 9 1/2% per annum, payable semi-annually. The 9 1/2% Notes may be redeemed at our option, upon at least 30-days notice, in whole or in part on a pro rata basis, on and after April 30, 1999, at 102% of par value plus accrued interest payable to the redemption date.

     The indenture relating to the 9 1/2% Notes and the 8% Notes contains certain covenants including limitations on additional indebtedness, the sale of assets, liens securing indebtedness other than senior indebtedness, payment restrictions affecting subsidiaries, transactions with affiliates, future senior subordinated indebtedness and mergers and consolidations. In accordance with the indenture, we may incur indebtedness under senior credit facilities up to $50 million and may incur other indebtedness based upon a specified ratio of cash flow, as defined, to interest expense. The 9 1/2% Notes and the 8% Notes become due upon successful acceleration of $10 million or more in senior debt. We were in compliance with all of the covenants of this indenture at December 31, 2002.

The mortgage note payable of $939,771 relates to our 55,000 square foot office and manufacturing facility in Asheville, North Carolina. In connection with the move of operations to Phoenix, we completed a sales transaction of this facility on April 8, 2003.

The loans payable, secured by property and equipment with a zero balance at December 31, 2002, listed above related to the manufacturing facility in Ashington, England and a note for purchased technology. Both balances were paid off in 2002.

     In August 2000, we executed an agreement to purchase certain intellectual property in exchange for $350,000 paid in cash and the issuance of a $950,000 note payable. The note payable provided for principal payments on December 31, 2000, June 29, 2001 and June 28, 2002 of $500,000, $250,000 and $200,000,
respectively, each with accrued interest earned thereon. The interest earned under this note accrued at the SunTrust Bank of St. Petersburg prime rate plus 3.5%. At December 31, 2002, no outstanding balance remains on this note.

     In June 2000, we executed a note payable in the amount of $800,000 in exchange for the termination of one of our facility operating leases related to the airline new seat manufacturing operation, which was disposed of in January 2000. The note requires payments of monthly principal and interest at 8% of approximately $16,000 and matures in June 2005 and is unsecured. At December 31, 2002, approximately $437,000 remains unpaid on this note.

     The aggregate principal payments required for the five years subsequent to December 31, 2002 are presented in the table below.

                                                                                2003            $     29,995,905
                                                                                2004                  31,350,123
                                                                                2005                     962,964
                                                                                                ----------------
                                                                                         Total  $     62,308,992
                                                                                                ================

     Interest expense for the year ended December 31 is comprised of the following:

                                                                   2002                 2001                2000
                                                            ---------------     ---------------    ---------------
Interest                                                    $    8,353,701      $    8,167,092     $    7,234,201
Amortization of deferred financing costs                         2,084,606           2,183,096          2,740,663
                                                            ---------------     ---------------    ---------------

Interest expense                                            $   10,438,307      $   10,350,188     $    9,974,864
                                                            ===============     ===============    ===============

     Based on borrowing rates currently available to us and quoted market prices for the 8% Notes, the fair value of long-term debt at December 31, 2002 is approximately $55,567,461.

9.   REDEEMABLE CONVERTIBLE PREFERRED STOCK

     In 1999, we completed a private placement to an accredited investor of $7.5 million of Series A Convertible Preferred Stock (the "Series A"). The Series A had a dividend rate of 6% per annum payable quarterly in cash, or in stock valued at 90% of fair market value at the time of payment. The Series A also provided for a mandatory redemption of the remaining outstanding shares on May 1, 2004.

     During the year ended December 31, 2000, $2,250,000 of the Series A Preferred Stock plus accrued dividends of $5,375 were tendered for conversion into common stock. As a result of the common share conversion limit of 1,982,681 shares, we could satisfy the conversion of $1,307,151 and issued 905,600 shares of common stock and we were not able to convert $952,772 of the tendered preferred stock and accrued dividends into shares of our common stock. In accordance with the provisions of the Preferred Stock Securities Purchase Agreement, we were required to redeem the remaining balance of tendered preferred stock and accrued dividends in accordance with the redemption formula and paid the holder $1,934,831.

10.  STOCK OPTIONS AND STOCK PLANS

     In 1992, we adopted the 1992 Stock Option Plan, which provided for the issuance of up to 360,000 shares of common stock. All options available under the 1992 Plan have been granted. In August 1994, we adopted the 1994 Stock Option Plan, as amended, which reserved up to 2,500,000 shares of common stock for issuance under the Plan.

In June 1999, we adopted the 1999 Stock Option Plan which reserved up to 2,000,000 shares of common stock for issuance under the Plan and for which an additional 450,000 shares of common stock were approved by the shareholders in June 2001. Options granted under the 1994 and 1999 Plans as of December 31, 2002 were 4,820,410. Information with respect to the Plans is as follows:

                                                                   WEIGHTED
                                                                   AVERAGE
                                               OPTION SHARES     OPTION PRICE
                                            -----------------  -----------------
Outstanding at December 31, 1999                   2,991,496      $    10.06
     Granted                                       1,532,150      $     4.65
     Canceled                                        (14,899)     $     6.57
                                            -----------------
Outstanding at December 31, 2000                   4,508,747      $     8.24
     Granted                                         169,000      $     2.57
     Exercised                                       (42,000)           1.46
     Canceled                                       (182,700)     $    12.14
                                            -----------------
Outstanding at December 31, 2001                   4,453,047      $     7.87
     Granted                                         353,000      $     3.36
     Exercised                                        (5,500)     $     2.74
     Canceled                                       (113,333)     $     7.18
                                            -----------------
Outstanding at December 31, 2002                   4,687,214      $     7.54
                                            =================

     Options are generally exercisable one year from the date of grant for up to ten years at a price equal to 100% of the fair market value on the date of grant, or 85% of fair market value in the case of non-statutory options. As of December 31, 2002, 2001 and 2000, exercisable options were 4,473,714, 4,127,047, and 3,875,297, respectively.

The following information, aggregated by option price ranges, is applicable to options outstanding at December 31, 2002:

        Range of exercise prices .........................................$1.31 - $8.187  $11.25 - $18.563
        Shares outstanding in range ......................................    3,324,264       1,362,950
        Weighted-average exercise price ..................................        $5.03          $13.65
        Weighted-average remaining contractual life in years .............         6.79            3.84
        Shares currently exercisable .....................................    3,110,764       1,362,950
        Weighted-average exercise price of shares currently exercisable ..        $5.08          $13.65

     RESTRICTED STOCK PLAN - In 1992, we adopted the 1992 Restricted Stock Plan authorizing us to issue to key employees an aggregate of 19,500 shares of common stock. We have reserved 19,500 shares of common stock for issuance pursuant to the Restricted Stock Plan, of which 4,623 shares have been awarded. As of February 25, 2002, no further awards can be granted under this plan.

     EMPLOYEE STOCK PURCHASE PLAN - On June 20, 1996, we adopted the Employee Stock Purchase Plan (the "ESPP") to allow eligible employees to acquire shares of common stock at periodic intervals, paid for with accumulated payroll deductions over a six month offering period. A total of 400,000 shares of common stock were initially reserved and in June 2001 an additional 200,000 shares of common stock were reserved for issuance under the ESPP. The first offering period under the ESPP began October 1, 1996.

11.  BENEFIT PLANS

     We have a noncontributory defined benefit pension plan (the "Plan") for employees. To be eligible to participate, employees must have completed six months of continuous employment and have attained the age of 21. Benefits are based on length of service and the employee's final pay (averaged over the five highest consecutive years of the last ten years of participation). We make contributions to the Plan based upon actuarially determined amounts. Effective July 1, 1999, we froze the Plan for new participants.

     The Plan's funded status and amounts recognized in our balance sheet at December 31 are as follows:

                                                                                        2002              2001
                                                                                  ---------------- -----------------
Actuarial present value of benefit obligation:
Accumulated benefit obligation                                                     $    7,159,456   $    5,639,712
Effect of projected future compensation increases                                       1,288,616          866,876
                                                                                  ---------------- -----------------
Projected benefit obligation                                                            8,448,072        6,506,588
Plan assets at fair value                                                               4,495,455        4,007,062
Contributions after measurement date                                                      254,220                -
                                                                                  ---------------- -----------------
Unfunded status                                                                         3,698,397        2,499,526
Unrecognized prior service cost                                                          (131,758)        (140,770)
Unrecognized loss                                                                      (4,230,783)      (2,376,556)
Unrecognized transition liability                                                          56,530           62,182
                                                                                  ---------------- -----------------
Accrued benefit cost                                                                     (607,614)          44,382
Additional minimum liability                                                            3,017,395        1,588,268
                                                                                  ---------------- -----------------
Accrued benefit liability                                                               2,409,781        1,632,650
Intangible asset                                                                          132,669          141,986
Accumulated other comprehensive income adjustments                                      2,884,726        1,446,282
                                                                                  ---------------- -----------------
    Net amount recognized                                                          $     (607,614)   $      44,382
                                                                                  ================ =================

     Reconciliation of the Plan's projected benefit obligation is as follows:
                                                                                        2002              2001
                                                                                  ----------------   ---------------
Projected benefit obligation at beginning of year                                  $    6,506,588   $    5,378,909
    Service Cost                                                                          461,635          496,371
    Interest Cost                                                                         469,834          418,699
    Actuarial gain                                                                      1,294,801          412,320
    Benefits paid                                                                        (284,786)        (199,711)
                                                                                  ---------------- -----------------
Projected benefit obligation at end of year                                        $    8,448,072   $    6,506,588
                                                                                  ================ =================

     Reconciliation of the fair value of plan assets is as follows:
                                                                                        2002              2001
                                                                                  ----------------   ---------------
Fair value of plan assets at beginning of year                                     $    4,007,062   $    3,448,775
    Employer contributions                                                              1,411,314        1,327,760
    Actual loss                                                                          (383,915)        (569,762)
    Benefits paid                                                                        (284,786)        (199,711)
                                                                                  ---------------- -----------------
Fair value of plan assets at end of year                                           $    4,749,675   $    4,007,062
                                                                                  ================ =================

     Net periodic pension cost includes the following:
                                                                      2002              2001              2000
                                                                 ----------------   --------------   ----------------
Service Cost                                                    $       461,635    $      496,371   $      490,036
Interest Cost                                                           469,834           418,699          338,861
Expected loss on assets                                                (355,069)         (314,211)        (230,469)
Transition asset recognition                                             (5,652)           (5,652)          (5,652)
Prior service cost                                                        9,012             9,010          (12,298)
Net loss recognition                                                    179,560            65,851           79,615
                                                               ------------------ ---------------- ------------------
Net periodic pension cost                                       $       759,320    $      670,068   $      660,093
                                                               ================== ================ ==================

     Assumptions at December 31 used in the accounting for the Plan were as follows:
                                                                      2002              2001             2000
                                                                 ----------------   --------------   -------------
Discount or settlement rate                                           6.75%              7.25%            7.75%
Rate of increase in compensation levels                               3.25%              3.25%            3.75%
Expected long-term rate of return on Plan assets                      8.00%              8.00%            8.00%

     The Plan's assets consist of money market accounts and investments in common stocks, bonds and mutual funds. We also have a 401(k) plan for substantially all employees. Employer contributions to the 401(k) plan were $141,141, $106,613, and $90,683 for the years ended December 31, 2002, 2001 and
2000, respectively.

12.  INCOME TAXES

     The income tax (benefit) provision including amounts related to discontinued operations and extraordinary items, for the years ended December 31 are as follows:

                                                                       2002             2001              2000
                                                               -----------------  ---------------  -----------------
                                                                $        471,848   $      298,000   $      106,000
Current
Deferred                                                              37,581,000            2,000       (1,524,000)
                                                               -----------------  ---------------- -----------------
   Provision (benefit) for income taxes                         $     38,052,848   $      300,000   $    1,418,000
                                                               =================  ================ =================

                                                                      2002              2001              2000
                                                                ----------------   --------------   ---------------
Federal statutory income tax rate                                      34.0%            34.0%            34.0%
State income tax rate                                                   3.4             24.8              1.5
Foreign tax paid                                                        8.9              -                -
Unutilized state tax losses                                             -              (18.0)            (5.8)
Valuation reserve                                                     769.6           (103.2)            (7.5)
Tax credits and other                                                   5.9             21.5              5.0
                                                                ----------------   --------------   ---------------
Effective rate                                                        821.8%           (40.9)%           27.2%
                                                                ================   ==============   ===============

     The provision for deferred income taxes consists of the following:
                                                                      2002              2001             2000
                                                               ------------------ ---------------- ----------------
Accruals and reserves                                           $     2,549,000   $    1,314,000   $    7,700,000
Depreciation and amortization expense                                   118,000        1,058,000          (36,000)
Net operating loss carryforward                                        (711,000)      (2,854,000)      (9,650,000)
Minimum tax credit carryforwards                                       (273,000)        (273,000)        (268,000)
Change in valuation allowance                                        35,898,000          757,000          730,000
                                                               ------------------ ---------------- ----------------
Total                                                           $    37,581,000   $        2,000   $   (1,524,000)
                                                               =====================================================

     The significant tax effected temporary differences comprising deferred taxes at December 31 are as follows:
                                                                                        2002              2001
                                                                                  ---------------- ------------------
Current:
Extraordinary loss                                                                 $     (171,000)  $      320,000
Accrued vacation and self-insurance                                                       257,000          353,000
Inventory and warranty reserves                                                            12,000          240,000
Other                                                                                     544,000        1,683,000
                                                                                  ---------------- ------------------
Total current deferred tax asset                                                          642,000        2,596,000
                                                                                  ---------------- ------------------

Long-term:
Excess of tax over book depreciation and amortization                                  (1,121,000)      (1,003,000)
Net operating loss carryforwards                                                       35,480,000       34,328,000
Minimum tax credit carryforwards                                                        1,777,000        1,604,000
Deferred start-up costs                                                                   120,000          120,000
Other                                                                                     634,000        1,570,000
                                                                                  ---------------- ------------------
Total long-term deferred tax asset                                                     36,890,000       36,619,000
                                                                                  ---------------- ------------------
Valuation allowance                                                                   (37,532,000)      (1,634,000)
                                                                                  ================ ==================
Net deferred tax asset                                                             $            -   $   37,581,000
                                                                                  ================ ==================

     Statement of Financial Accounting Standards No. 109 requires the recording of a deferred tax asset valuation allowance if the weight of available evidence indicates that some or all of the deferred tax asset is more likely than not to be realized. As previously discussed, the Company has very significant debt obligations becoming due during 2003. In December 2002, the Company announced its strategy to provide for these debt maturities through either a refinancing of existing debt or a sale or merger of the Company. As a result of the uncertainty concerning the Company's ability to either obtain refinancing or complete a sale or merger of the Company, which may provide the Company the opportunity to utilize its deferred tax assets, the Company has increased its allowance against its deferred tax assets by $35.9 million representing the total balance of its deferred tax assets at December 31, 2002.

     We increased our deferred tax valuation allowance $35.9 million in 2002, $0.8 million in 2001 and $0.7 million in 2000. Valuation allowance increases in 2001 and 2000 were due to certain tax credits and operating loss carryforwards, primarily related to states in which we no longer have operations, that were unlikely to be utilized. As discussed earlier, in the event the Company cannot continue as a going concern, the deferred tax asset may not be usable in the future and, therefore, the full valuation allowance was recorded. At December 31, 2002, we had approximately $100 million of federal net operating loss carryforwards which expire through 2022 and approximately $43.8 million of state net operating loss carryforward, which expire through 2022.

13.  COMMITMENTS AND CONTINGENCIES

     We lease certain equipment under capital lease agreements and certain facilities under noncancellable operating leases with various renewal options. Leased assets of $100,534 and $119,745 (net of accumulated depreciation of $63,165 and $57,043) are included in property and equipment as of December 31, 2002 and 2001, respectively.

     The following is a schedule of minimum rental payments due under the leases described above and for other operating leases for the years ending December 31:

                                                      Capital Leases     Operating Leases
                                                    ------------------- -------------------
2003                                                  $          7,832  $     2,159,149
2004                                                                          1,955,563
2005                                                                          1,791,433
2006                                                                          1,725,566
2007                                                                          1,587,043
Thereafter                                                                    4,802,285
                                                    ------------------- -------------------
Total minimum lease payments                                     7,832  $    14,021,039
                                                                        ===================
Less amounts representing interest                                (242)
                                                    -------------------
Present value of net minimum lease payments           $          7,590
                                                    ===================

     Rent expense was $2,635,295, $2,765,869, and $2,378,617 for the years ended December 31, 2002, 2001 and 2000, respectively.

     Aggregate operating lease commitments guaranteed total approximately $50,000 at December 31, 2002 related to the disposal of the Company's rail and mass transit business, which were settled subsequent to December 31, 2002.

     From time to time we are involved in litigation in the ordinary course of business. We presently are not a party to any threatened or pending litigation, the negative outcome of which would be material to us.

     DERIVATIVE INSTRUMENTS - We have certain receivables and payables denominated in Euros. To eliminate our exposure to changes in the U.S. dollar/Euro exchange rate, we have entered into forward contracts to protect our future cash flows. Our forward contracts generally range from one to three months in original maturity.

     In accordance with SFAS No. 133, we designate such forward contracts as cash flow hedges. We account for changes in the fair value of our forward contracts, based on changes in the forward exchange rate, with all such changes in fair value reported in other comprehensive income. Amounts in other comprehensive income are reclassified into earnings upon settlement of the forward contract at an amount that will offset the related transaction gain or loss arising from the re-measurement and adjust earnings for the cost of the forward contracts. During 2002, there were no significant gains or losses recognized in earnings for hedge ineffectiveness and we did not discontinue any hedges because it was probable that the original forecasted transaction would not occur. We have eight open contracts through March 31, 2003 totaling $3,856,944 as of December 31, 2002.

     RETENTION AGREEMENTS - In contemplation of a potential sale, merger or other transfer of the Company, we have entered into retention agreements ("the agreements") with certain key employees whereby the Company agreed to pay either a bonus payment, or a retention payment and insurance benefit under the terms provided within the agreements. The potential range for the bonus or retention payment is between $2.6 million and $3.2 million

14.  DISCONTINUED OPERATIONS

     Our board of directors adopted a plan to dispose of our rail and mass transit seating operations in 1998. Accordingly, the operating results of this operation, including a provision for loss upon disposition, was segregated from continuing operations and was reported as discontinued operations.

     On April 25, 2002, the purchaser of our rail and mass transit seating business filed for Chapter 7 Bankruptcy. Although the purchaser assumed all obligations at the time of the sale in August 1999, we remained liable as guarantor under the facility lease and certain equipment operating leases. During the year ended December 31, 2002, we recorded a reserve of $650,000 for potential settlements of the facility and equipment leases under guarantees and recorded a loss of $347,000, net of related taxes in discontinued operations. We have reached an agreement on the principal leases and subsequent to December 31, 2002 negotiated settlements for the remaining guarantees. Such settlement was included in the amount reserved at December 31, 2002.

     In August 2000, we agreed to amend and restate the Asset Purchase and Sale Agreement for our disposed rail and mass transit seating operation. The amended and restated agreement adjusted the total sales price to $4,062,500 to be paid in $2,000,000 cash and a promissory note in the amount of $2,062,500. The promissory note provided for interest at 8 1/2% payable quarterly with the outstanding principal and accrued interest due on August 31, 2004. The $2,000,000 cash receipt was recorded as a recovery in discontinued operations and the remaining note balance continued to be accounted for under the cost recovery method of accounting. The $2,000,000 cash recovery, offset by additional settlement charges of $370,000 resulted in a gain on disposal of discontinued operations of $879,000, net of tax expense of $751,000, during the year ended December 31, 2000.

     Under the Asset Purchase and Sale Agreement, as amended and restated, as noted above, we retained the liability for claims incurred through August 31, 1999 under its self-funded health insurance plan and have agreed to indemnify the acquiring company for any customary warranty and litigation claims. In January 2001, we entered into a Settlement Agreement and Release of Claims with a prior customer in order to dispose of outstanding litigation and reduce legal fees. The settlement agreement for the customer claims required us to pay $815,000 in four equal installments of $203,750 plus accrued interest at 7 1/2% beginning January 20, 2001. This obligation was satisfied at December 31, 2001. In exchange for the settlement, we received dismissal of lawsuits with prejudice, mutual release of liabilities and extinguishment of any future warranty claims. There are no outstanding obligations under the self-funded health insurance plan.

15.  RESTRUCTURING AND OTHER CHARGES

     In December 1999, we adopted a plan of restructuring that included the divestiture of our commercial airline seat manufacturing operation. In 2000 and 2001 we incurred additional severance restructuring expense. In July 2002, we adopted a plan of restructuring focused on reducing our workforce to align with a newly developed strategic focus, and in December of 2002 we incurred additional severance as we completed additional reductions and re-alignments. At December 31, 2002, there was $1,140,444 of remaining liability, which principally relates to lease obligations associated with the closed airline facility and other contracts associated with the 1999 restructuring and severance obligations associated with the 2002 restructuring.

A summary of the change in accrued restructuring for each of years ended December 31 is as follows:

                                    Facility         Other
                                     Closure       Contracts      Severance        Total
                                  ------------  --------------  ------------- -------------
January 1, 2000                   $ 3,542,000    $ 1,900,000    $ 1,300,000    $ 6,742,000
  2000 restructuring                     --             --        2,597,619      2,597,619
  Cash payments                    (2,370,603)    (1,327,885)    (3,730,016)    (7,428,504)
                                  ------------  --------------  ------------- -------------
Balance at December 31, 2000        1,171,397        572,115        167,603      1,911,115
  2001 restructuring                     --             --          940,000        940,000
  Reversal of charges                    --             --         (100,000)      (100,000)
  Cash payments                      (337,466)       (92,115)    (1,007,603)    (1,437,184)
                                  ------------  --------------  ------------- -------------

                                      F-21



Balance at December 31, 2001          833,931        480,000           --        1,313,931
  2002 restructuring                     --             --          851,465        851,465
  Cash payments                      (298,646)      (148,059)      (578,247)    (1,024,952)
                                  ------------  --------------  ------------- -------------
Balance at December 31, 2002      $   535,285    $   331,941    $   273,218    $ 1,140,444
                                  ============  ==============  ============= =============


     During 2002, in addition to the charges in accrued restructuring, we wrote off assets in the amount of $359,363 comprised of $48,266 and $311,097, classified in write-off of long lived assets related to moving manufacturing for our Automotive business to Mexico and the closing and subsequent sale of our Asheville facility, respectively.

     In November 2001, we sold the net assets of our commercial airline soft-goods manufacturer and received cash consideration of $984,391 and assumption of approximately $170,000 in liabilities and recognized a net loss on the sale of $543,000. The commercial airline seat manufacturing operation had sales of $3.7 million and operating losses of $.6 million during the year ended December 31, 2000.
     During the year ended December 31, 2000, we recorded additional charges related to the write-down of certain long-lived assets. The write-down of long-lived assets totaled $4.2 million and primarily represented assembly equipment for our automotive airbag, which was no longer needed due to technological changes in the raw material utilized in airbag production.

16.  RESEARCH AND DEVELOPMENT

     Our research and development efforts arise from funded development contracts and proprietary research and development. Amounts arising from such efforts for the years ended December 31, were as follows:

                                                                      2002              2001             2000
                                                               ----------------- ------------------ ------------------
Research and development expenses                               $     5,108,172   $     4,775,966   $      4,659,875
                                                               ================= ================== ==================
Funded contracts:
     Revenue funded by customers                                $     3,463,296   $     6,261,472   $      7,164,227
     Research and development expenses classified as cost
          of such revenue                                            (2,834,540)       (6,414,143)        (9,296,957)
                                                               ----------------- ------------------ ------------------
     Income (loss) on funded contracts                          $       628,756   $      (152,671)  $     (2,132,730)
                                                               ================= ================== ==================

17.  SEGMENT REPORTING

     Simula is a holding company for wholly owned subsidiaries, which operate in two primary business segments. The Aerospace and Defense segment includes operations that design and manufacture crash resistant components, energy absorbing devices and ballistic armor principally for branches of the United States armed forces. The Commercial Products segment in 2002 includes operations encompassing inflatable restraints and related technology for automobiles, products derived from our proprietary technology and polymer material and in 2001 and 2000 also includes the airline soft goods manufacturing operation. All other activity, included in Other, represents general corporate operations, including unallocated interest and technology sales and royalties.

     For the years ended December 31, 2002, 2001 and 2000, inter-segment sales were insignificant and total inter-company sales of $171,721, $1,217,412 and $2,141,185, respectively, have been eliminated.

                                                                            2002
                                        ----------------------------------------------------------------------------

                                           AEROSPACE AND       COMMERCIAL
                                              DEFENSE           PRODUCTS             OTHER              TOTAL
                                        ------------------ ----------------- ------------------ --------------------
Revenue:
  Contract revenue                      $     73,367,529   $                 $                  $    73,367,529
  Product sales:
    Automotive safety systems                                     35,126,765                         35,126,765
    Other                                                          2,966,417                          2,966,417
  Technology sales and royalties                                   1,141,523          1,951,734       3,093,257

                                      F-22


                                        ------------------ ----------------- ------------------ --------------------
Total revenue                           $     73,367,529   $      39,234,705 $        1,951,734  $  114,553,968
                                        ================== ================= ================== ====================
Operating income (loss)                 $     11,984,813   $       4,150,099 $       (1,029,223) $   15,105,689
Identifiable assets                           30,496,164          16,281,218          8,102,102      54,879,484
Depreciation and amortization                    994,624           1,094,730          2,334,980       4,424,334
Capital expenditures                             954,792           1,944,990            815,170       3,714,952

     Revenue from two major customers accounted for approximately 49% of total revenue for the year ended December 31, 2002. Contract and trade receivables from these customers accounted for approximately 43% of the total contract and trade receivables at December 31, 2002. The Commercial Products segment recognized revenue from Autoliv that accounted for approximately 20% of total revenue. The Aerospace and Defense segment recognized revenue from all branches of the United States Armed Forces that accounted for approximately 29% of total revenue for the year ended December 31, 2002.

Our external sales based upon the customers' country of origin and investment in long-lived assets by geographic area are as follows:

                                                                                                2002
                                                                              --------------------------------------
                                                                                                       LONG-LIVED
                                                                                    REVENUES             ASSETS
                                                                              -------------------   ----------------
United States                                                                   $    72,592,253     $   17,602,846
Germany                                                                              29,100,542
United Kingdom                                                                        6,013,123          2,210,178
Other foreign countries                                                               6,848,050
                                                                              -------------------  -----------------
Total                                                                           $   114,553,968     $   19,813,024
                                                                              ===================  =================

                                                                            2001
                                        ----------------------------------------------------------------------------

                                           AEROSPACE AND       COMMERCIAL
                                              DEFENSE           PRODUCTS             OTHER              TOTAL
                                        ------------------- ------------------ -------------------- -------------------
Revenue:
  Contract revenue                      $     63,921,947     $                  $                    $     63,921,947
  Product sales:
    Automotive safety systems                                    35,644,420                                35,644,420
    Other                                                         5,527,313                                 5,527,313
  Technology sales and royalties                 115,231          1,158,912            426,336              1,700,479
                                        -----------------   ----------------   -----------------    -------------------
Total revenue                           $     64,037,178     $   42,330,645     $      426,336       $    106,794,159
                                        =================   ================   =================    ===================
Operating income (loss)                 $     10,965,541     $    3,776,993     $   (1,309,740)     $      13,432,794
Identifiable assets                           31,831,627         15,296,580         45,525,084             92,653,291
Depreciation and amortization                  1,054,235            983,692          2,365,943              4,403,870
Capital expenditures                           3,290,908          1,173,823             13,246              4,477,977

     Revenue from three major customers accounted for approximately 61% of total revenue for the year ended December 31, 2001. Contract and trade receivables from these customers accounted for approximately 46% of the total contract and trade receivables at December 31, 2001. The Commercial Products segment recognized revenue from Autoliv that accounted for approximately 28% of total revenue for the year ended December 31, 2001. The Aerospace and Defense segment recognized revenue from all branches of the United States Armed Forces and the Naval Air Warfare Center which accounted for approximately 23% and 10%, respectively, of total revenue for the year ended December 31, 2001.

     Our external sales based upon the customers' country of origin and investment in long-lived assets by geographic area are as follows:

                                                                                                2001
                                                                                  ----------------------------------
                                                                                                       LONG-LIVED
                                                                                      REVENUES           ASSETS
                                                                                  ----------------   ---------------

United States                                                                      $    62,117,511  $   53,442,533
Germany                                                                                 31,910,496
United Kingdom                                                                           5,178,285       1,511,375
Other foreign countries                                                                  7,587,867
                                                                                  ---------------- -----------------
Total                                                                              $   106,794,159  $   54,953,908
                                                                                  ================ =================

                                                                                                2000
                                        ----------------------------------------------------------------------------

                                           AEROSPACE AND       COMMERCIAL
                                              DEFENSE           PRODUCTS             OTHER              TOTAL
                                        ------------------ ------------------ ----------------- --------------------
Revenue:
  Contract revenue                      $     50,577,337   $                  $                  $     50,577,337
  Product sales:
    Automotive safety systems                                     32,942,835                           32,942,835
    Other                                                          9,001,115                            9,001,115
  Technology sales and royalties                 213,309           4,170,875            390,000         4,774,184
                                        ----------------   ------------------ ----------------- ---------------------
Total revenue                           $     50,790,646   $      46,114,825  $         390,000  $     97,295,471
                                        =================  ================== ================= =====================
Operating income (loss)                 $      1,502,780   $       2,931,395  $      (3,951,640) $        482,535
Identifiable assets                           27,012,059          14,047,323         44,839,020        85,898,402
Depreciation and amortization                  1,143,121           2,022,605          2,439,988         5,605,714
Capital expenditures                             498,669             642,055             90,551         1,231,275

     Revenue from three major customers accounted for approximately 56% of total revenue for the year ended December 31, 2000. Contract and trade receivables from these customers accounted for approximately 34% of the total contract and trade receivables at December 31, 2000. The Commercial Products segment recognized revenue from Autoliv and Boeing Aircraft that accounted for approximately 35% and 11%, respectively, of total revenue for the year ended December 31, 2000. The Government and Defense segment recognized revenue from all branches of the United States Armed Forces that accounted for approximately 10% of total revenue for the year ended December 31, 2000.

     Our external sales based upon the customers' country of origin and investment in long-lived assets by geographic area are as follows:

                                                                                                2000
                                                                                  ----------------------------------
                                                                                                       LONG-LIVED
                                                                                      REVENUES           ASSETS
                                                                                  ---------------- -----------------
United States                                                                      $   49,034,065   $   48,663,872
Germany                                                                                35,664,628
United Kingdom                                                                          6,839,429        1,586,570
Other foreign countries                                                                 5,757,349
                                                                                  ---------------- -----------------
Total                                                                              $   97,295,471   $   50,250,442
                                                                                  ================ =================


18. UNAUDITED QUARTERLY FINANCIAL INFORMATION

                                                                                2002
                                                 ---------------- ---------------- ------------------------------------
                                                       First            Second           Third              Fourth
                                                 ---------------- ---------------- ------------------ ------------------
Revenue                                          $    29,102,288  $    30,181,492  $     27,582,979   $    27,687,209
Cost of revenue                                       19,491,597       20,645,901        19,122,652        15,295,419
                                                 ---------------- ---------------- ------------------ ------------------
Gross margin                                     $     9,610,691  $     9,535,591  $      8,460,327   $    12,391,790
                                                 ================ ================ ================== ==================
Income (loss) before discontinued
     operations                                  $       373,360  $       509,256  $       (393,802)  $   (34,177,280)
Loss from discontinued operations, net of tax                  -               -           (347,000)               -
                                                 ---------------- ---------------- ------------------ ------------------
Net income (loss)                                        373,360          509,256          (740,802)      (34,177,280)
                                                 ---------------- ---------------- ------------------ ------------------
                                      F-24


Earnings (loss) available for common
    shareholders                                 $       373,360  $       509,256  $        (740,802) $   (34,177,280)
                                                 ================ ================ ================== ==================
Net earnings per common share - basic
    and assuming dilution                        $          0.03  $          0.04  $           (0.06) $         (2.64)
                                                 ================ ================ ================== ==================

The third and fourth quarters of 2002 include restructuring charges and write-downs of assets $0.8 million and $0.5 million, respectively. Fourth quarter revenues in 2002 include a settlement with a Tier 1 automotive supplier in the amount of $3.0 million. During the fourth quarter of 2002, we placed an additional valuation allowance on the deferred tax asset in the amount of $35.9 million.


CHUN

                                                                                2001
                                                 -----------------------------------------------------------------------
                                                        First           Second            Third             Fourth
                                                 ---------------- ----------------- ----------------- ------------------
Revenue                                          $    25,535,767  $    25,956,898   $     27,078,541  $      28,222,953
Cost of revenue                                       16,383,598       16,204,171         17,923,855         19,783,204
                                                 ---------------- ----------------- ----------------- ------------------
Gross margin                                     $     9,152,169  $     9,752,727   $      9,154,686  $       8,439,749
                                                 ================ ================= ================= ==================
Net earnings (loss) before discontinued
    operations and extraordinary item            $       322,461  $       577,425   $        148,940  $         100,780
Extraordinary loss on early extinguishment
    of debt, net of tax                                        -                -         (2,182,900)                 -
                                                 ---------------- ----------------- ----------------- ------------------
Net income (loss)                                        322,461          577,425         (2,033,960)           100,780
                                                 ---------------- ----------------- ----------------- ------------------
Earnings (loss) available for common
    shareholders                                 $       322,461  $       577,425   $     (2,033,960) $         100,780
                                                 ================ ================= ================= ==================
Net earnings per common share - basic
    and assuming dilution                        $         0.03   $         0.05    $         (0.17)  $           0.01
                                                 ================ ================= ================= ==================

     The fourth quarter of 2001 includes $0.1 million for the reversal of 2000 restructuring reserves and $0.8 million for the reversal of a 2000 medical reserve related to the termination of our self-funded employee health plan.

SIMULA, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS SEPTEMBER 30, 2003 AND DECEMBER 31, 2002


                                                                                                  2003               2002
                                                                                           -----------------   --------------
       ASSETS
       CURRENT ASSETS
         Cash and cash equivalents                                                           $       12,130   $     147,842
         Contract and trade receivables - Net (including costs and estimated earnings
           in excess of billings of $10,324,236 and $14,216,255, respectively)                   19,159,489      20,446,665
         Inventories                                                                              2,491,032       3,953,837
         Prepaid expenses and other                                                               1,199,111       1,402,252
         Current assets of discontinued operations                                                       --       9,115,864
                                                                                             --------------   -------------
           Total current assets                                                                  22,861,762      35,066,460
       PROPERTY, EQUIPMENT, and LEASEHOLD IMPROVEMENTS -Net                                       6,151,065       7,737,356
       DEFERRED FINANCING COSTS                                                                     704,478       2,419,054
       INTANGIBLES - Net                                                                          1,388,400       1,311,857
       OTHER ASSETS                                                                                 469,800              --
       LONG-TERM ASSETS OF DISCONTINUED OPERATIONS                                                       --       7,908,655
                                                                                             --------------   -------------
       TOTAL                                                                                 $   31,575,505   $  54,879,484
                                                                                             ==============   =============
       LIABILITIES AND SHAREHOLDERS' DEFICIT
       CURRENT LIABILITIES
         Revolving line of credit                                                            $    3,542,601   $  11,283,393
         Trade accounts payable                                                                   5,010,539       3,555,552
         Other accrued liabilities                                                                5,139,572       6,355,349
         Deferred revenue                                                                            60,000          60,000
         Accrued restructuring costs                                                                759,077       1,140,444
         Advances on contracts                                                                    1,143,890         940,752
         Current portion of long-term debt                                                       56,085,537      29,988,315
         Current liabilities of discontinued operations                                                  --       6,374,093
                                                                                             --------------   -------------
           Total current  liabilities                                                            71,741,216      59,697,898
       DEFERRED REVENUE                                                                             435,000         480,000
       DEFERRED LEASE COST                                                                        1,101,150         807,156
       LONG-TERM DEBT - Less current portion                                                        228,099      32,313,087
       LONG-TERM LIABILITIES OF DISCONTINUED OPERATIONS                                                  --           9,582
                                                                                             --------------   -------------
           Total liabilities                                                                     73,505,465      93,307,723
                                                                                             --------------   -------------
       SHAREHOLDERS' DEFICIT
         Preferred stock, $.05 par value- authorized 50,000,000 shares; none outstanding Common stock, $.01 par value- authorized 50,000,000 shares; issued 13,153,870
            and 13,014,395, respectively                                                            131,539         130,144
         Additional paid-in-capital                                                              63,015,447      62,715,713
         Accumulated deficit                                                                   (102,284,533)    (97,412,354)
         Accumulated other comprehensive loss                                                    (2,792,413)     (3,861,742)
                                                                                             --------------   -------------
           Total shareholders'  deficit                                                         (41,929,960)    (38,428,239)
                                                                                             --------------   -------------
       TOTAL                                                                                 $   31,575,505   $  54,879,484
                                                                                             ==============   =============


            SEE NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

SIMULA, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATION



                                                          THREE MONTH PERIOD ENDED            NINE MONTH PERIOD ENDED
                                                                SEPTEMBER 30,                      SEPTEMBER 30,
                                                    ----------------------------------- ----------------------------------
                                                           2003              2002             2003              2002
                                                    ----------------- ----------------- ---------------- -----------------
        REVENUE                                       $  18,193,516     $  18,881,105     $  50,615,351     $  60,290,863
        COST OF REVENUE                                  11,836,289        12,802,633        32,228,438        39,495,660
                                                      -------------     -------------     -------------     -------------
        GROSS MARGIN                                      6,357,227         6,078,472        18,386,913        20,795,203
        ADMINISTRATIVE EXPENSES                           3,655,778         3,269,192        10,891,606        10,119,760
        RESEARCH AND DEVELOPMENT                            593,303           597,232         1,722,590         1,310,791
        RESTRUCTURING CHARGES                                    --           762,459           598,921           762,459
                                                      -------------     -------------     -------------     -------------
        OPERATING INCOME                                  2,108,146         1,449,589         5,173,796         8,602,193
        INTEREST EXPENSE                                  2,520,390         2,623,171         8,277,363         7,737,789
        OTHER EXPENSE (Note 7)                                   --                --         1,000,000                --
                                                      -------------     -------------     -------------     -------------
        INCOME (LOSS) BEFORE INCOME TAXES                  (412,244)       (1,173,582)       (4,103,567)          864,404
        INCOME TAX EXPENSE (BENEFIT)                             --          (463,458)           17,011           402,812
                                                      -------------     -------------     -------------     -------------
        INCOME (LOSS) BEFORE DISCONTINUED
          OPERATIONS                                       (412,244)         (710,124)       (4,120,578)          461,592
        LOSS FROM DISCONTINUED OPERATIONS                  (937,008)          (30,679)         (751,601)         (319,780)
                                                      -------------     -------------     -------------     -------------
        NET INCOME (LOSS)                             $  (1,349,252)    $    (740,803)    $  (4,872,179)    $     141,812
                                                      =============     =============     =============     =============
        INCOME (LOSS) PER COMMON SHARE - Basic

        INCOME(LOSS) BEFORE DISCONTINUED OPERATIONS           (0.03)            (0.05)            (0.32)             0.04
        LOSS FROM DISCONTINUED OPERATIONS                     (0.07)            (0.01)            (0.05)            (0.03)
                                                      -------------     -------------     -------------     -------------
        INCOME (LOSS) PER COMMON SHARE - Basic        $       (0.10)    $       (0.06)    $       (0.37)    $        0.01
                                                      =============     =============     =============     =============
        INCOME (LOSS) PER COMMON SHARE - Diluted

        INCOME (LOSS) BEFORE DISCONTINUED OPERATIONS          (0.03)            (0.05)            (0.32)             0.04
        LOSS FROM DISCONTINUED OPERATIONS                     (0.07)            (0.01)            (0.05)            (0.03)
                                                      -------------     -------------     -------------     -------------
        INCOME (LOSS) PER COMMON SHARE - Diluted      $       (0.10)    $       (0.06)    $       (0.37)    $        0.01
                                                      =============     =============     =============     =============

            SEE NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

SIMULA, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT AND COMPREHENSIVE LOSS NINE MONTHS ENDED SEPTEMBER 30, 2003

                                                                                       ACCUMULATED
                                  COMMON STOCK          ADDITIONAL                        OTHER          TOTAL
                             ----------------------      PAID-IN      ACCUMULATED     COMPREHENSIVE   SHAREHOLDERS'   COMPREHENSIVE
                               SHARES       AMOUNT       CAPITAL        DEFICIT            LOSS          DEFICIT           LOSS
                             ----------   ---------   ------------   -------------    -------------   -------------   -------------
Balance, January 1, 2003     13,014,395   $ 130,144   $ 62,715,713   $ (97,412,354)    $(3,861,742)    $(38,428,239)   $        --
Net loss                                                                (4,872,179)                      (4,872,179)    (4,872,179)
Issuance of common shares       139,475       1,395        299,734                                          301,129             --
2003 currency translation
  adjustment                                                                    --        (814,223)        (814,223)      (814,223)
2003 currency translation
  adjustment write off
  (note 11)                                                                     --       1,883,552        1,883,552      1,883,552
                             ----------   ---------   ------------   -------------     -----------     ------------    -----------
Balance, September 30,
  2003                       13,153,870   $ 131,539   $ 63,015,447   $(102,284,533)    $(2,792,413)    $(41,929,960)   $(3,802,850)
                             ==========   =========   ============   =============     ===========     ============    ===========

            SEE NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

SIMULA, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTH PERIODS ENDED SEPTEMBER 30, 2003 AND 2002


                                                                                                      2003             2002
                                                                                                ----------------  --------------
    CASH FLOWS FROM OPERATING ACTIVITIES:
      Net (loss) income                                                                          $  (4,872,179)   $    141,812
      Adjustment to reconcile net (loss) income to net cash provided by operating activities:
          Loss from discontinued operations                                                            751,601              --
          Depreciation and amortization                                                              2,645,289       2,443,862
          Deferred income taxes                                                                             --         158,136
          Capitalized interest                                                                       1,174,937       1,139,532
          Loss on disposal of assets                                                                   155,785              --
          Restructuring charge                                                                         598,921              --
          Currency translation adjustment                                                                   --        (411,138)
          Bad debt expense                                                                                  --         391,066
          Non-cash equity compensation                                                                      --         144,525
          Write down of intangibles                                                                     99,754              --
      Changes in net assets and liabilities:
          Contract and trade receivables - net of advances                                           1,490,314         950,751
          Inventories                                                                                1,462,805         618,933
          Prepaid expenses and other                                                                   (40,917)        427,993
          Other assets                                                                                 113,224          21,290
          Trade accounts payable                                                                     1,454,987         719,173
          Deferred revenue                                                                             (45,000)        (15,693)
          Deferred lease costs                                                                         293,994         308,244
          Accrued restructuring costs                                                                 (980,288)        797,362
          Other accrued liabilities                                                                 (2,637,194)     (1,642,443)
          Net assets of discontinued  operations                                                            --      (2,189,577)
                                                                                                 -------------    ------------
            Net cash provided by operating activities                                                1,666,033       4,003,828
                                                                                                 -------------    ------------
    CASH FLOWS FROM INVESTING ACTIVITIES: Purchase of property and equipment                        (1,376,572)     (1,185,691)
          Costs incurred to obtain intangibles                                                        (353,156)       (326,003)
          Proceeds from sale of discontinued operations, property, equipment and intangibles        14,530,349              --
                                                                                                 -------------    ------------
            Net cash provided by (used in) investing activities                                     12,800,621      (1,511,694)
                                                                                                 -------------    ------------
    CASH FLOWS FROM FINANCING ACTIVITIES:
          Net payments under line of credit                                                         (7,740,792)     (2,503,266)
          Principal payments under other debt arrangements                                          (7,162,703)       (136,216)
          Issuance of common stock                                                                     301,129         210,977
                                                                                                 -------------    ------------
            Net cash (used in) provided by financing activities                                    (14,602,366)     (2,428,505)
                                                                                                 -------------    ------------
    NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                              (135,712)         63,629
    CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                                     147,842         461,502
                                                                                                 -------------    ------------
    CASH AND CASH EQUIVALENTS, END OF PERIOD                                                     $      12,130    $    525,131
                                                                                                 =============    ============
    SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
        Interest Paid                                                                            $   5,346,870    $  5,109,268
                                                                                                 =============    ============
        Income Taxes Paid                                                                        $     163,422    $    484,254
                                                                                                 =============    ============


            SEE NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of Simula, Inc. and its subsidiaries (collectively "we" and "our"). All of the subsidiaries are wholly-owned. All intercompany transactions are eliminated in consolidation.

    The accompanying unaudited consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As noted in the accompanying financial statements, current maturities of debt are approximately $59.6 million as of September 30, 2003 and there is uncertainty relating to the Company's ability to refinance certain of its debt. These factors, among others, indicate that the Company may be unable to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. As part of the plan to meet future quarterly covenants and current and long-term debt maturities, we sold our automotive safety business during July 2003 and subsequently entered into an Agreement and Plan of Merger to be acquired by Armor Holdings, Inc., a Delaware corporation ("Armor Holdings") as discussed in Note 11 -- Transactions and Subsequent Events.

    As permitted by rules of the Securities and Exchange Commission for interim reporting, we have prepared the accompanying interim consolidated financial statements in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information and with the instructions to Form 10-Q. As permitted by these rules, certain information and notes required by GAAP for complete financial statements are condensed or omitted. In the opinion of management, all adjustments and reclassifications considered necessary for a fair and comparable presentation have been included and are of a normal recurring nature. Operating results for the three and nine-month periods ended September 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003. Such interim financial statements should be read in conjunction with our consolidated financial statements and notes thereto included in our 2002 Form 10-K.

    Certain reclassifications have been made to the financial statements for the prior periods to conform with current year's presentation.


NOTE 2 - RECENTLY ISSUED ACCOUNTING STANDARDS

    In April 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities", which amended and refined certain characteristics of derivative instruments and hedges. The application of SFAS No. 149 did not have a material effect on the Company's financial statements.

    In May 2003, the FASB issued a SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity", which requires the classification of certain financial instruments, previously classified within the equity section of the balance sheet, to be included in liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and June 15, 2003 for all other instruments. The application of SFAS No. 150 did not have a material effect on the Company's financial statements

    In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, amendment of FASB Statement No.13, and Technical Corrections", which, among other things, no longer allows for the classification of gains and losses from extinguishment of debt as extraordinary. We adopted SFAS No. 145 effective January 1, 2003 and upon adoption, gains and losses on certain future debt extinguishment, if any, will be recorded in pre-tax income. In addition any previously recorded extraordinary gains or losses from early extinguishment of debt will be reclassified to income before extraordinary income or loss to conform to the requirements under SFAS 145.

    In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", which addresses financial accounting and reporting for costs associated with exit or disposal activities. SFAS No. 146 also nullifies Emerging Issues Task Force ("EITF") No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. We adopted SFAS No. 146 effective January 1, 2003 and do not anticipate that the new standard will have a material impact on our financial position or results of operations.

    In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure". This Statement amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. We adopted the new disclosure requirements of SFAS No. 148 in 2002. We continue to account for stock-based compensation under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations.

    In November 2002, the FASB issued Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." The interpretation requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee and expands the disclosures required. Initial recognition and measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN No. 45 had no effect on our financial position, results of operations or cash flows.

    In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities - an Interpretation of ARB No. 51." FIN No. 46 clarifies the consolidation requirements of variable interest entities. We have adopted the interpretation. We have no interests in any variable interest entities and, consequently, adoption of FIN No. 46 had no effect on our financial position, results of operations or cash flows.


NOTE 3 - EARNINGS PER SHARE

    The following is a reconciliation of the numerators and denominators of basic and diluted per share computations. For the three month period and nine month periods ended September 30, 2003 the effect of 176,741 and 138,833 shares related to stock options were not used because the result would have been anti-dilutive. Additionally, for the three and nine month periods ended September 30, 2003 and 2002, the effect of 1,774,074 shares to be issued upon conversion of the 8% Senior Subordinated Convertible Notes was not used in determining dilutive earnings per share because the result would have been anti-dilutive.


                                          THREE MONTHS ENDED            NINE MONTHS ENDED
                                             SEPTEMBER 30,                SEPTEMBER 30,
                                     ---------------------------   ---------------------------
                                         2003           2002           2003            2002
                                     ------------   ------------   ------------   ------------
     Net (loss) earnings
       available to common
       shareholders                  $ (1,349,252)  $   (740,803)  $ (4,872,179)  $    141,812
                                     ============   ============   ============   ============
     Basic weighted average
       shares outstanding              13,076,853     12,939,056     13,037,460     12,914,148
     Effect of dilutive
       securities                              --             --             --        262,727
                                     ------------   ------------   ------------   ------------
     Diluted weighted average
       shares outstanding              13,076,853     12,939,056     13,037,460     13,176,874
                                     ============   ============   ============   ============
     Basic per share amounts         $      (0.10)  $      (0.06)  $      (0.37)  $       0.01
                                     ============   ============   ============   ============
     Diluted per share amounts       $      (0.10)  $      (0.06)  $      (0.37)  $       0.01
                                     ============   ============   ============   ============


NOTE 4 - STOCK BASED COMPENSATION

    We have three stock-based employee compensation plans. We account for those plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations under which no compensation cost has been recognized. However, we have computed compensation cost, for pro forma disclosure purposes, based on the fair value of all options awarded on the date of grant, utilizing the Black-Scholes option pricing method. The following table illustrates the effect on net income and earnings per share if we had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation", to stock-based employee compensation for the three month and nine month periods ended September 30:

                                       THREE MONTHS ENDED           NINE MONTHS ENDED
                                          SEPTEMBER 30,                SEPTEMBER 30,
                                    -------------------------   --------------------------
                                        2003          2002          2003           2002
                                    ------------   ----------   ------------    ----------
     Net (loss) income - as
       reported                     $ (1,349,252)  $ (740,803)  $ (4,872,179)   $  141,812
                                    ============   ==========   ============    ==========
     Deduct: Total stock based
       employee compensation
       expense determined under
       fair value based method            (6,096)     (60,264)       (42,470)     (292,895)
                                    ------------   ----------   ------------    ----------
     Net (loss) income - pro
       forma                        $ (1,355,348)  $ (801,067)  $ (4,914,649)   $ (151,083)
                                    ============   ==========   ============    ==========
     (Loss) income per share:
       basic and diluted as
       reported                     $      (0.10)  $    (0.06)  $      (0.37)   $     0.01
                                    ============   ==========   ============    ==========
     (Loss) income per share:
       basic and diluted - pro
       forma                        $      (0.10)  $    (0.06)  $      (0.38)   $    (0.01)
                                    ============   ==========   ============    ==========

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes options pricing model and the following table illustrates the assumptions used for grants for the three month and nine-month periods ended September 30:

                                       THREE MONTHS ENDED                  NINE MONTHS ENDED
                                          SEPTEMBER 30,                      SEPTEMBER 30,
                               ---------------------------------- ----------------------------------
                                      2003              2002             2003             2002
                               ----------------- ---------------- ----------------- ----------------
     Dividend yield                   None              None             None             None
     Expected volatility               116%               96%             116%              98%
     Risk-free interest rate           3.6%              3.6%             3.6%             3.6%
     Expected lives                   3.25              3.25             3.25             3.25


NOTE 5 - INVENTORIES

    At September 30, 2003 and December 31, 2002, inventories consisted of the following:

                                                    2003           2002
                                                -----------    -----------
                     Raw Materials              $ 2,647,830    $ 3,298,676
                     Work in Progress               205,151        636,980
                     Finished Goods                      --        258,181
                     Inventory Reserve             (361,949)      (240,000)
                                                -----------    -----------
                        Total Inventories       $ 2,491,032    $ 3,953,837
                                                ===========    ===========


NOTE 6 - PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    At September 30, 2003 and December 31, 2002 property, equipment and leasehold improvements consisted of the following:

                                                                2003             2002
                                                            ------------    -------------
          Land                                              $         --    $     816,888
          Buildings and leasehold improvements                 2,429,746        3,885,263
          Equipment                                           13,552,245       13,229,244
                                                            ------------    -------------
          Total                                               15,981,991       17,931,395
          Less accumulated depreciation and amortization      (9,860,460)     (10,194,039)
                                                            ------------    -------------
            Property, equipment and leasehold
              improvements - net                            $  6,151,065    $   7,737,356
                                                            ============    =============

NOTE 7 - DEBT

    On September 30, 2003, we were not in compliance with certain non-monetary financial covenants under our Revolving Line of Credit (the "RLC") and our Senior Secured Note. On November 12, 2003, we received waivers of the non-compliance at September 30, 2003. As of June 30, 2003, we were not in compliance with a certain non-monetary financial covenant under our Senior Secured Note which, provided for a performance fee of $1.0 million. Our RLC had outstanding borrowings of $ 3.5 million and remaining borrowing availability of $ 3.5 million at September 30, 2003 as compared to outstanding borrowings of $11.3 million and a remaining borrowing availability of $1.3 million at December 31, 2002.


NOTE 8 - OTHER INTANGIBLE ASSETS

    All of our intangible assets with finite lives ranging from 15 to 20 years were principally comprised of technology patents with a total cost at September 30, 2003 and December 31, 2002 as follows:


                                                     2003          2002
                                                 -----------   -----------

            Patents and licenses                 $ 1,648,910   $ 1,686,456
            Other                                    132,669       566,010
                                                 -----------   -----------
            Total                                  1,781,579     2,252,466
            Less accumulated amortization           (393,179)     (940,609)
                                                 -----------   -----------
               Intangibles - net                 $ 1,388,400   $ 1,311,857
                                                 ===========   ===========

    Intangible asset amortization expense for the three month periods ended September 30, 2003 and 2002 were approximately $24,000 and $51,000, respectively and $106,000 and $134,000 for the nine month periods ended September 30, 2003 and 2002, respectively. Additionally, during the nine month period ended September 30, 2003 we wrote off approximately $100,000 of intangibles. Estimated amortization expense for the five succeeding fiscal years is as follows:


                                 2003    $ 116,000
                                 2004      100,000
                                 2005      100,000
                                 2006      100,000
                                 2007      100,000


NOTE 9 - RESEARCH AND DEVELOPMENT

    Our research and development efforts arise from funded development contracts and proprietary research and development. Amounts arising from such efforts are as follows:

                                                     THREE MONTHS ENDED           NINE MONTHS ENDED
                                                   SEPT 30,     SEPT 30,       SEPT 30,      SEPT 30,
                                                     2003         2002           2003          2002
                                                  ---------   -----------    -----------   ------------
  Research and development expenses               $ 593,303   $   597,232    $ 1,722,590   $  1,310,791
                                                  =========   ===========    ===========   ============
  Funded contracts:
    Revenue funded by customers                   $  71,711   $ 1,168,976    $   543,288   $  2,998,081
    Research and  development  expenses
      classified as cost of such revenue            (32,328)     (571,227)      (299,638)    (1,807,629)
                                                  ---------   -----------    -----------   ------------
  Income of funded contracts                      $  39,383   $   597,749    $   243,650   $  1,190,452
                                                  =========   ===========    ===========   ============


NOTE 10 - RESTRUCTURING

    In December 1999, we adopted a plan of restructuring that included the divestiture of our commercial airline seat manufacturing operation. In July 2002, we adopted a plan of restructuring focused on reducing workforce to align with a newly developed strategic focus and in January 2003, we adopted a plan to restructure our Aerospace and Defense business by reducing workforce and closing our Asheville facility and consolidating those operations into our Phoenix facility. The Asheville facility was closed and all operations were moved to the Phoenix location as of March 31, 2003. We completed the sale of the Asheville facility on April 8, 2003 and retired the mortgage note payable related to that facility. At September 30, 2003, there was $759,077 of remaining restructuring liability, which principally relates to lease obligations associated with the closed airline facility, which run through May of 2008. Severance obligations as part of the 2002 and 2003 restructuring, which are expected to be fully paid by December 2004. A summary of the change in accrued restructuring is as follows:


                                           FACILITY      OTHER
                                           CLOSURE     CONTRACTS      SEVERANCE       TOTAL
                                          ---------    ----------    ----------    -----------
         Balance at December 31, 2002     $ 535,285    $  331,941    $  273,218    $ 1,140,444
         Nine Months restructuring               --            --       598,921        598,921
         Reclassification of charges        294,279      (294,279)           --             --
         Cash payments                     (181,061)       (8,268)     (790,959)      (980,288)
                                          ---------    ----------    ----------    -----------
         Balance at September 30, 2003    $ 648,503    $   29,394    $   81,180    $   759,077
                                          =========    ==========    ==========    ===========


NOTE 11 - TRANSACTIONS AND SUBSEQUENT EVENTS

    On July 22, 2003, we completed the sale of all the assets of our Automotive Safety division to Zodiac, S.A. at a selling price of approximately $14.5 million in cash. Customary closing and purchase price adjustments increased the previously announced selling price by approximately $0.2 million. After deducting closing costs and related fees, we received net proceeds of approximately $12.9 million. The transaction resulted in a gain on sale of approximately $0.6 million, which includes approximately $0.3 million related to an escrow account, from which we can potentially recover a maximum of $0.5 million in 18 months from the closing of the transaction, before the impact of the one-time charge to write off accumulated foreign currency translation losses of approximately $1.9 million. We applied the net proceeds to repay a portion of our outstanding debt.

    On September 2, 2003, we announced that we signed an Agreement and Plan of Merger (the "Merger Agreement") to be acquired by Armor Holdings, Inc., a Delaware corporation ("Armor Holdings"). The Merger Agreement states that Armor Holdings shall acquire all outstanding common stock of Simula, retire outstanding indebtedness, and assume all liabilities of Simula for total consideration of $110.5 million. Consideration to Simula's shareholders will, at Armor Holdings' discretion, consist of cash or a combination of cash and registered shares of Armor Holdings' common stock, with at least 20% of the value of the payment to shareholders to be in cash. The transaction is structured as a merger and is expected to be taxable to Simula's shareholders.


NOTE 12 - SEGMENT REPORTING

    We are a holding company for wholly-owned subsidiaries, which now operate in one primary business segment. Our Commercial segment consisted of our Automotive Safety division, which was sold as discussed in Note 11, above. Our Aerospace and Defense segment includes operations that design and manufacture crash resistant components, energy absorbing devices, and ballistic armor products, which are sold principally to branches of the United States armed forces. All other activity, included in Other, represents general corporate operations, including unallocated interest and technology sales and royalties and operations from our business derived from proprietary technology and polymer materials.

    For the three-month periods ended September 30, 2003 and 2002, inter-segment sales were insignificant and total intercompany sales of $20,696 and $4,081, respectively, have been eliminated. For the three-month periods ended September 30, 2003 and 2002 sales to the branches of the United States Armed Forces were 86% and 85%, respectively of total sales.


                                                                    2003
                                                --------------------------------------------
                                                AEROSPACE AND
                                                    DEFENSE         OTHER          TOTAL
                                                -------------   ------------    ------------
        Revenue:
          Contract revenue                      $ 17,893,236    $         --    $ 17,893,236
          Product sales: Other                            --          58,200          58,200
          Technology sales and royalties                  --         242,080         242,080
                                                ------------    ------------    ------------
        Total revenue                           $ 17,893,236    $    300,280    $ 18,193,516
                                                ============    ============    ============
        Operating income (loss)                 $  3,192,493    $ (1,084,347)   $  2,108,146

                                                                 2002
                                             -------------   ------------    ------------
                                             AEROSPACE AND
                                                DEFENSE         OTHER           TOTAL
                                             -------------   ------------    ------------
        Revenue:
          Contract revenue                    $ 18,665,971   $         --   $ 18,665,971
          Product sales: Other                          --         30,442         30,442
          Technology sales and royalties                --        184,692        184,692
                                              ------------   ------------   ------------
        Total revenue                         $ 18,665,971   $    215,134   $ 18,881,105
                                              ============   ============   ============
        Operating income (loss)               $  2,482,387   $ (1,032,798)  $  1,449,589


    For the nine-month periods ended September 30, 2003 and 2002, inter-segment sales were insignificant and total intercompany sales of $231,748 and $48,917, respectively, have been eliminated. For the nine-month periods ended September 30, 2003 and 2002 sales to the branches of the United States Armed Forces were 86% and 85%, respectively of total sales.

                                                                 2003
                                             -------------   ------------    ------------
                                             AEROSPACE AND
                                                DEFENSE         OTHER           TOTAL
                                             -------------   ------------    ------------
        Revenue:
          Contract revenue                   $ 49,832,281    $         --    $ 49,832,281
          Product sales:
            Other                                      --          97,096          97,096
          Technology sales and royalties               --         685,974         685,974
                                             ------------    ------------    ------------
        Total revenue                        $ 49,832,281    $    783,070    $ 50,615,351
                                             ============    ============    ============
        Operating income (loss)              $  7,976,949    $ (2,803,153)   $  5,173,796

                                                                 2002
                                             -------------   ------------    ------------
                                             AEROSPACE AND
                                                DEFENSE         OTHER           TOTAL
                                             -------------   ------------    ------------
        Revenue:
          Contract revenue                   $ 59,039,168    $         --    $ 59,039,168
          Product sales:
            Other                                      --         214,814         214,814
          Technology sales and royalties               --       1,036,881       1,036,881
                                             ------------    ------------    ------------
        Total revenue                        $ 59,039,168    $  1,251,695    $ 60,290,863
                                             ============    ============    ============
        Operating income (loss)              $  9,868,013    $ (1,265,820)   $  8,602,193
